For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	July 17, 2023
For Immediate Release

HOME BANCORP, INC. ANNOUNCES 2023 SECOND QUARTER RESULTS AND
DECLARES QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the second quarter of 2023. For the quarter, the Company reported net income of $9.8 million, or $1.21 per diluted common share (“diluted EPS”), down $1.5 million from $11.3 million, or $1.39 diluted EPS, for the first quarter of 2023.

“Considering everything that has happened in banking during this interest rate cycle, we’re pleased with our second quarter performance," said John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “Like every other community bank, we’ve faced pressure on deposits but have so far been able to retain relationships while keeping the cost of our total deposits below 1% for the second quarter. I think this is due to the strength of our deposit franchise, which is something we were focused on even when rates were near zero. Loan growth continued in the second quarter despite the rise in interest rates as total loans increased 7% on an annualized basis. As we move forward in the second half of 2023, we remain committed to providing exceptional service to our new and existing customers as we have for the last 115 years.”

Second Quarter 2023 Highlights

~~•~~Loans totaled $2.5 billion at June 30, 2023, up $44.4 million, or 1.8% (7% on an annualized basis) from March 31, 2023.

•Net interest income totaled $30.3 million, down $1.3 million, or 4% from the prior quarter.

•The net interest margin ("NIM") decreased 24 basis points from 4.18% for the first quarter of 2023 to 3.94%.

•The Company recorded a $511,000 provision to the allowance for loan losses primarily due to loan growth.

•Nonperforming assets totaled $12.4 million, or 0.38% of total assets, up $1.1 million, or 10%, from $11.3 million, or 0.35% of total assets, at March 31, 2023 primarily due to three credit relationships.

Loans

Loans totaled $2.5 billion at June 30, 2023, up $44.4 million, or 2%, from March 31, 2023. The following table summarizes the changes in the Company’s loan portfolio, net of unearned income, from March 31, 2023 through June 30, 2023.

(dollars in thousands)	6/30/2023	3/31/2023	Increase (Decrease)
Real estate loans:
One- to four-family first mortgage	$419,091	$405,638	$13,453	3%
Home equity loans and lines	66,932	64,107	2,825	4
Commercial real estate	1,176,976	1,162,367	14,609	1
Construction and land	327,488	318,622	8,866	3
Multi-family residential	103,951	102,604	1,347	1
Total real estate loans	2,094,438	2,053,338	41,100	2
Other loans:
Commercial and industrial	382,292	379,119	3,173	1
Consumer	34,029	33,935	94	—
Total other loans	416,321	413,054	3,267	1
Total loans	$2,510,759	$2,466,392	$44,367	2%

The average loan yield was 5.82% for the second quarter of 2023, up 15 basis points from the first quarter of 2023. Loan growth during the second quarter of 2023 was across all loan types. The loan growth was across most of our markets. Approximately 19% of the loan growth in the second quarter of 2023 was attributable to the Houston market.

Credit Quality and Allowance for Credit Losses

Nonperforming assets (“NPAs”) totaled $12.4 million, or 0.38% of total assets, at June 30, 2023, up $1.1 million, or 10%, from $11.3 million, or 0.35% of total assets, at March 31, 2023. During the second quarter of 2023, the Company recorded net loan recoveries of $10,000, compared to net loan recoveries of $5,000 during the first quarter of 2023.

The Company provisioned $511,000 to the allowance for loan losses in the second quarter of 2023. At June 30, 2023, the allowance for loan losses totaled $30.6 million, or 1.22% of total loans, compared to $30.1 million, or 1.22% of total loans, at March 31, 2023. Provisions to the allowance for loan losses are based upon, among other factors, our estimation of current expected losses in our loan portfolio, which we evaluate on a quarterly basis. Changes in expected losses consider various factors including the changing economic activity, potential mitigating effects of governmental stimulus, borrower specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

The following tables present the Company’s loan portfolio by credit quality classification as of June 30, 2023 and March 31, 2023.

	June 30, 2023
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$415,162	$872	$3,057	$419,091
Home equity loans and lines	66,809	—	123	66,932
Commercial real estate	1,160,405	335	16,236	1,176,976
Construction and land	319,738	5,410	2,340	327,488
Multi-family residential	100,521	—	3,430	103,951
Commercial and industrial	377,529	2,894	1,869	382,292
Consumer	33,832	—	197	34,029
Total	$2,473,996	$9,511	$27,252	$2,510,759

	March 31, 2023
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$401,296	$1,224	$3,118	$405,638
Home equity loans and lines	64,076	—	31	64,107
Commercial real estate	1,148,828	340	13,199	1,162,367
Construction and land	311,638	5,431	1,553	318,622
Multi-family residential	99,221	—	3,383	102,604
Commercial and industrial	374,364	2,783	1,972	379,119
Consumer	33,672	—	263	33,935
Total	$2,433,095	$9,778	$23,519	$2,466,392

Investment Securities

The Company's investment securities portfolio totaled $450.5 million at June 30, 2023, a decrease of $17.1 million, or 3.7% from March 31, 2023. The Company recorded no sales of available-for-sale investment securities during the three months ended June 30, 2023. During the first quarter 2023, the Company recorded a net loss of $249,000 related to the sale of available-for-sale investment securities totaling $14.0 million. At June 30, 2023, the Company had a net unrealized loss position on its investment securities of $53.2 million, compared to a net unrealized loss of $47.1 million at March 31, 2023. The Company’s investment securities portfolio had an effective duration of 4.5 years at June 30, 2023 and March 31, 2023.

The following table summarizes the composition of the Company's investment securities portfolio at June 30, 2023.

(dollars in thousands)	Amortized Cost	Fair Value
Available for sale:
U.S. agency mortgage-backed	$332,737	$295,541
Collateralized mortgage obligations	86,478	81,327
Municipal bonds	56,316	47,855
U.S. government agency	20,080	18,588
Corporate bonds	6,981	6,085
Total available for sale	$502,592	$449,396
Held to maturity:
Municipal bonds	$1,066	$1,065
Total held to maturity	$1,066	$1,065

Approximately 30% of the investment securities portfolio was pledged as of June 30, 2023. As of June 30, 2023 and March 31, 2023, the Company had $134.9 million and $146.5 million, respectively, of securities pledged to secure public deposits.

Deposits

Total deposits were $2.6 billion at June 30, 2023, down $6.0 million, or less than 1%, from March 31, 2023. Non-maturity deposits decreased $98.6 million, or 5% during the second quarter of 2023 to $2.1 billion. The following table summarizes the changes in the Company’s deposits from March 31, 2023 to June 30, 2023.

(dollars in thousands)	6/30/2023	3/31/2023	Increase (Decrease)
Demand deposits	$816,555	$854,736	$(38,181)	(4)%
Savings	261,780	288,788	(27,008)	(9)
Money market	363,801	384,809	(21,008)	(5)
NOW	645,087	657,499	(12,412)	(2)
Certificates of deposit	464,495	371,912	92,583	25
Total deposits	$2,551,718	$2,557,744	$(6,026)	—%

The average rate on interest-bearing deposits increased 53 basis points from 0.77% for the first quarter of 2023 to 1.30% for the second quarter of 2023. At June 30, 2023, certificates of deposit maturing within the next 12 months totaled $402.3 million.

We obtain most of our deposits from individuals, small businesses and public funds in our market areas. The following table presents our deposits per customer type for the periods indicated.

	June 30, 2023	March 31, 2023
Individuals	51%	51%
Small businesses	39	39
Public funds	8	8
Broker	2	2
Total	100%	100%

The total amounts of our uninsured deposits (deposits in excess of $250,000, as calculated in accordance with FDIC regulations) were $735.4 million at June 30, 2023 and $778.0 million at March 31, 2023. Public funds in excess of the FDIC insurance limits are fully collateralized.

Net Interest Income

The net interest margin ("NIM") decreased 24 basis points from 4.18% for the first quarter of 2023 to 3.94% for the second quarter of 2023 primarily due to an increase in the average cost of interest-bearing liabilities, which was partially offset with an increase in the average yield on interest-earning assets. The increase in average cost of interest-bearing liabilities was primarily due to the higher costs on short-term FHLB borrowings and deposits in the second quarter of 2023.

The average loan yield was 5.82% for the second quarter of 2023, up 15 basis points from the first quarter of 2023, primarily reflecting increased market rates of interest on variable loans coupled with new loan originations at higher market rates during the period.

Average other interest-earning assets were $52.3 million for the second quarter of 2023, down $1.2 million, or 2%, from the first quarter of 2023 primarily due to a reallocation of certain other interest-earning assets.

Loan accretion income from acquired loans totaled $647,000 for the second quarter of 2023, down $21,000, or 3%, from the first quarter of 2023.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	Quarter Ended
	6/30/2023			3/31/2023
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$2,491,029	$36,530	5.82%	$2,437,770	$34,498	5.67%
Investment securities (TE)	507,050	2,986	2.37	535,195	3,142	2.38
Other interest-earning assets	52,256	555	4.26	53,456	475	3.60
Total interest-earning assets	$3,050,335	$40,071	5.22%	$3,026,421	$38,115	5.05%
Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,300,245	$3,023	0.93%	$1,349,185	$2,048	0.62%
Certificates of deposit	407,038	2,524	2.49	349,683	1,192	1.38
Total interest-bearing deposits	1,707,283	5,547	1.30	1,698,868	3,240	0.77
Other borrowings	5,651	55	3.88	5,539	53	3.89
Subordinated debt	54,098	850	6.29	54,041	851	6.30
FHLB advances	272,783	3,313	4.81	215,478	2,376	4.41
Total interest-bearing liabilities	$2,039,815	$9,765	1.91%	$1,973,926	$6,520	1.33%
Noninterest-bearing deposits	$831,517			$879,501
Net interest spread (TE)			3.31%			3.72%
Net interest margin (TE)			3.94%			4.18%

Noninterest Income

Noninterest income for the second quarter of 2023 totaled $3.4 million, up $137,000, or 4%, from the first quarter of 2023. The increase was related primarily to the absence of a net loss on sale of securities totaling $249,000 during the first quarter of 2023, which was partially offset by decreases in bank card fees of $72,000 and gain on sale of loans of $31,000 for the second quarter of 2023 compared to the first quarter of 2023.

Noninterest Expense

Noninterest expense for the second quarter of 2023 totaled $21.0 million, up $1.0 million, or 5%, from the first quarter of 2023. The increase was primarily related to foreclosed assets expense (up $789,000 primarily due to the absence of a $739,000 recovery of a previous loss on a foreclosed asset in the first quarter of 2023), other expenses (up $167,000), compensation and benefits expense (up $162,000), and marketing and advertising expenses (up $135,000), which were partially offset by a decrease in data processing and communication fees and expenses (down $189,000) during the second quarter of 2023.

Capital and Liquidity

At June 30, 2023, shareholders’ equity totaled $346.1 million, up $1.0 million, or less than 1%, compared to $345.1 million at March 31, 2023. The increase was primarily due to the Company’s earnings of $9.8 million in the quarter, which was partially offset with an increase in the accumulated other comprehensive loss on available for sale investment securities and repurchase of the Company's common shares of stock during the second quarter of 2023. The market value of the Company's available for sale securities at June 30, 2023 decreased $6.1 million, or 13%, compared to $47.1 million at March 31, 2023. Preliminary Tier 1 leverage capital and total risk-based capital ratios were 10.78% and 14.07%, respectively, at June 30, 2023, compared to 10.69% and 14.00%, respectively, at March 31, 2023.

The following table summarizes the Company's primary and secondary sources of liquidity which were available at June 30, 2023.

(dollars in thousands)	June 30, 2023
Cash and cash equivalents	$96,873
Unencumbered investment securities, amortized cost	72,354
FHLB advance availability	897,776
Amounts available from unsecured lines of credit	55,000
Federal Reserve bank term funding program	109,379
Federal Reserve discount window availability	500
Total primary and secondary sources of available liquidity	$1,231,882

Dividend and Share Repurchases

The Company announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.25 per share payable on August 11, 2023, to shareholders of record as of July 31, 2023.

The Company repurchased 99,734 shares of its common stock during the second quarter of 2023 at an average price per share of $31.58. An additional 85,785 shares remain eligible for purchase under the 2021 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $42.22 and $31.59, respectively, at June 30, 2023.
Conference Call

Executive management will host a conference call to discuss second quarter 2023 results on Tuesday, July 18, 2023 at 10:30 a.m. CDT. Analysts, investors and interested parties may attend the conference call by dialing toll free 1.848.488.9160 (US Local/International) or 1.877.550.1858 (US Toll Free). The investor presentation can be accessed the day of the presentation on Home Bancorp, Inc. website at https://home24bank.investorroom.com.

A replay of the conference call and a transcript of the call will be posted to the Investor Relations page of the Company's website, https://home24bank.investorroom.com.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets, and certain acquisition related metrics. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	Quarter Ended
(dollars in thousands, except per share data)	6/30/2023	3/31/2023	6/30/2022
Reported net income	$9,781	$11,320	$8,461
Add: Core deposit intangible amortization, net tax	307	352	359
Non-GAAP tangible income	$10,088	$11,672	$8,820

Total assets	$3,290,153	$3,266,970	$3,362,216
Less: Intangible assets	87,138	87,527	88,309
Non-GAAP tangible assets	$3,203,015	$3,179,443	$3,273,907

Total shareholders’ equity	$346,117	$345,100	$329,124
Less: Intangible assets	87,138	87,527	88,309
Non-GAAP tangible shareholders’ equity	$258,979	$257,573	$240,815

Return on average equity	11.26%	13.53%	10.20%
Add: Average intangible assets	4.24	5.29	4.23
Non-GAAP return on average tangible common equity	15.50%	18.82%	14.43%

Common equity ratio	10.52%	10.56%	9.79%
Less: Intangible assets	2.43	2.46	2.43
Non-GAAP tangible common equity ratio	8.09%	8.10%	7.36%

Book value per share	$42.22	$41.66	$39.44
Less: Intangible assets	10.63	10.57	10.58
Non-GAAP tangible book value per share	$31.59	$31.09	$28.86

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2022 describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for credit losses, the impact of the COVID-19 pandemic, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(dollars in thousands)	6/30/2023	3/31/2023	% Change	6/30/2022
Assets
Cash and cash equivalents	$96,873	$107,171	(10)%	$444,151
Interest-bearing deposits in banks	99	349	(72)	349
Investment securities available for sale, at fair value	449,396	466,506	(4)	480,007
Investment securities held to maturity	1,066	1,070	—	2,086
Mortgage loans held for sale	538	473	14	1,444
Loans, net of unearned income	2,510,759	2,466,392	2	2,224,655
Allowance for loan losses	(30,639)	(30,118)	2	(26,020)
Total loans, net of allowance for loan losses	2,480,120	2,436,274	2	2,198,635
Office properties and equipment, net	42,904	42,844	—	43,979
Cash surrender value of bank-owned life insurance	46,789	46,528	1	40,788
Goodwill and core deposit intangibles	87,138	87,527	—	88,309
Accrued interest receivable and other assets	85,230	78,228	9	62,468
Total Assets	$3,290,153	$3,266,970	1	$3,362,216

Liabilities
Deposits	$2,551,718	$2,557,744	—%	$2,920,376
Other Borrowings	5,539	5,539	—	5,539
Subordinated debt, net of issuance cost	54,133	54,073	—	53,926
Federal Home Loan Bank advances	305,297	276,727	10	25,307
Accrued interest payable and other liabilities	27,349	27,787	(2)	27,944
Total Liabilities	2,944,036	2,921,870	1	3,033,092

Shareholders' Equity
Common stock	82	83	(1)	84
Additional paid-in capital	164,945	165,470	—	164,177
Common stock acquired by benefit plans	(1,878)	(1,969)	5	(2,240)
Retained earnings	220,801	215,290	3	191,114
Accumulated other comprehensive loss	(37,833)	(33,774)	(12)	(24,011)
Total Shareholders' Equity	346,117	345,100	—	329,124
Total Liabilities and Shareholders' Equity	$3,290,153	$3,266,970	1	$3,362,216

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	6/30/2023	3/31/2023	% Change	6/30/2022	% Change
Interest Income
Loans, including fees	$36,530	$34,498	6%	$27,304	34%
Investment securities	2,986	3,142	(5)	2,338	28
Other investments and deposits	555	475	17	863	(36)
Total interest income	40,071	38,115	5	30,505	31
Interest Expense
Deposits	5,547	3,240	71%	1,103	403%
Other borrowings	55	53	4	54	2
Subordinated debt expense	850	851	—	—	—
Federal Home Loan Bank advances	3,313	2,376	39	107	2996
Total interest expense	9,765	6,520	50	1,264	673
Net interest income	30,306	31,595	(4)	29,241	4
Provision for loan losses	511	814	(37)	591	(14)
Net interest income after provision for loan losses	29,795	30,781	(3)	28,650	4
Noninterest Income
Service fees and charges	1,230	1,250	(2)%	1,257	(2)%
Bank card fees	1,715	1,787	(4)	1,636	5
Gain on sale of loans, net	26	57	(54)	264	(90)
Income from bank-owned life insurance	260	253	3	213	22
Loss on sale of securities, net	—	(249)	100	—	—
Loss on sale of assets, net	(3)	(17)	82	(6)	50
Other income	220	230	(4)	322	(32)
Total noninterest income	3,448	3,311	4	3,686	(6)
Noninterest Expense
Compensation and benefits	12,601	12,439	1%	12,583	—%
Occupancy	2,447	2,350	4	2,354	4
Marketing and advertising	442	307	44	648	(32)
Data processing and communication	2,132	2,321	(8)	2,533	(16)
Professional fees	459	364	26	475	(3)
Forms, printing and supplies	204	187	9	253	(19)
Franchise and shares tax	541	541	—	391	38
Regulatory fees	401	539	(26)	698	(43)
Foreclosed assets, net	50	(739)	107	(10)	600
Amortization of acquisition intangible	389	446	(13)	454	(14)
Provision for credit losses on unfunded commitments	151	210	(28)	—	—
Other expenses	1,142	975	17	1,386	(18)
Total noninterest expense	20,959	19,940	5	21,765	(4)
Income before income tax expense	12,284	14,152	(13)	10,571	16
Income tax expense	2,503	2,832	(12)	2,110	19
Net income	$9,781	$11,320	(14)	$8,461	16

Earnings per share - basic	$1.22	$1.40	(13)%	$1.04	17%
Earnings per share - diluted	$1.21	$1.39	(13)%	$1.03	17%

Cash dividends declared per common share	$0.25	$0.25	—%	$0.23	9%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	6/30/2023	3/31/2023	% Change	6/30/2022	% Change
EARNINGS DATA
Total interest income	$40,071	$38,115	5%	$30,505	31%
Total interest expense	9,765	6,520	50	1,264	673
Net interest income	30,306	31,595	(4)	29,241	4
Provision for loan losses	511	814	(37)	591	(14)
Total noninterest income	3,448	3,311	4	3,686	(6)
Total noninterest expense	20,959	19,940	5	21,765	(4)
Income tax expense	2,503	2,832	(12)	2,110	19
Net income	$9,781	$11,320	(14)	$8,461	16

AVERAGE BALANCE SHEET DATA
Total assets	$3,250,190	$3,219,856	1%	$3,295,196	(1)%
Total interest-earning assets	3,050,335	3,026,421	1	3,088,839	(1)
Total loans	2,491,029	2,437,770	2	2,190,721	14
PPP loans	6,100	6,386	(4)	15,463	(61)
Total interest-bearing deposits	1,707,283	1,698,868	—	1,990,485	(14)
Total interest-bearing liabilities	2,039,815	1,973,926	3	2,022,479	1
Total deposits	2,538,800	2,578,369	(2)	2,906,568	(13)
Total shareholders' equity	348,414	339,311	3	332,640	5

PER SHARE DATA
Earnings per share - basic	$1.22	$1.40	(13)%	$1.04	17%
Earnings per share - diluted	1.21	1.39	(13)	1.03	17
Book value at period end	42.22	41.66	1	39.44	7
Tangible book value at period end	31.59	31.09	2	28.86	9
Shares outstanding at period end	8,197,859	8,284,130	(1)	8,344,095	(2)
Weighted average shares outstanding
Basic	8,042,434	8,087,524	(1)%	8,129,340	(1)%
Diluted	8,079,205	8,136,583	(1)	8,185,595	(1)

SELECTED RATIOS (1)
Return on average assets	1.21%	1.43%	(15)%	1.03%	17%
Return on average equity	11.26	13.53	(17)	10.20	10
Common equity ratio	10.52	10.56	—	9.79	7
Efficiency ratio (2)	62.09	57.12	9	66.10	(6)
Average equity to average assets	10.72	10.54	2	10.09	6
Tier 1 leverage capital ratio (3)	10.78	10.69	1	9.30	16
Total risk-based capital ratio (3)	14.07	14.00	1	13.74	2
Net interest margin (4)	3.94	4.18	(6)	3.76	5

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	8.09%	8.10%	—%	7.36%	10%
Return on average tangible common equity (6)	15.50	18.82	(18)	14.43	7

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	6/30/2023			3/31/2023			6/30/2022
(dollars in thousands)	Originated	Acquired	Total	Originated	Acquired	Total	Originated	Acquired	Total
CREDIT QUALITY (1)
Nonaccrual loans(2)	$6,806	$5,364	$12,170	$5,546	$5,686	$11,232	$5,332	$13,165	$18,497
Accruing loans 90 days or more past due	26	—	26	—	—	—	8	—	8
Total nonperforming loans	6,832	5,364	12,196	5,546	5,686	11,232	5,340	13,165	18,505
Foreclosed assets and ORE	121	80	201	—	80	80	—	277	277
Total nonperforming assets	6,953	5,444	12,397	5,546	5,766	11,312	5,340	13,442	18,782
Performing troubled debt restructurings	—	—	—	—	—	—	3,939	1,063	5,002
Total nonperforming assets and troubled debt restructurings	$6,953	$5,444	$12,397	$5,546	$5,766	$11,312	$9,279	$14,505	$23,784

Nonperforming assets to total assets			0.38%			0.35%			0.56%
Nonperforming loans to total assets			0.37			0.34			0.55
Nonperforming loans to total loans			0.49			0.46			0.83

(1)It is our policy to cease accruing interest on loans 90 days or more past due, with certain limited exceptions. Nonperforming assets consist of nonperforming loans, foreclosed assets and surplus real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.
(2)Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $5.3 million at June 30, 2022. Acquired restructured loans placed on nonaccrual totaled $2.8 million at June 30, 2022. With the adoption of ASU 2022-02, effective January 1, 2023, TDR accounting has been eliminated.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION - CONTINUED
(Unaudited)
	6/30/2023			3/31/2023			6/30/2022
	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total
ALLOWANCE FOR CREDIT LOSSES
One- to four-family first mortgage	$3,200	$—	$3,200	$3,356	$—	$3,356	$2,158	$—	$2,158
Home equity loans and lines	707	—	707	753	—	753	491	—	491
Commercial real estate	14,299	499	14,798	13,344	450	13,794	12,068	1,193	13,261
Construction and land	4,822	—	4,822	4,921	—	4,921	4,689	—	4,689
Multi-family residential	512	—	512	608	—	608	526	—	526
Commercial and industrial	5,734	121	5,855	5,831	143	5,974	3,654	591	4,245
Consumer	745	—	745	712	—	712	650	—	650
Total allowance for credit losses	$30,019	$620	$30,639	$29,525	$593	$30,118	$24,236	$1,784	$26,020

Unfunded lending commitments(3)	2,454	—	2,454	2,303	—	2,303	2,117	—	2,117
Total allowance for credit losses	$32,473	$620	$33,093	$31,828	$593	$32,421	$26,353	$1,784	$28,137

Allowance for loan losses to nonperforming assets			247.15%			266.25%			138.54%
Allowance for loan losses to nonperforming loans			251.22%			268.14%			140.61%
Allowance for loan losses to total loans			1.22%			1.22%			1.17%
Allowance for credit losses to total loans			1.32%			1.31%			1.26%

Year-to-date loan charge-offs			$137			$93			$844
Year-to-date loan recoveries			152			98			554
Year-to-date net loan recoveries (charge-offs)			$15			$5			$(290)
Annualized YTD net loan recoveries (charge-offs) to average loans			—%			—%			(0.03)%
(3)The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.